UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported):

February 22, 2012 (January 17, 2012)

Prepaid Card Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada

000-53270

76-0222016

(State or other jurisdiction

(Commission File Number)

(I. R. S. Employer

of incorporation)

Identification No.)

18500 Von Karman, Suite 530 Irvine, CA

92612

(Address of principal executive offices)

(Zip Code)

Issuer's telephone number, including area code   877-237-6260 x 110

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2012 Joshua Berman was appointed as a Director of PrepaYd, Inc. (the “Company”) by the existing directors to fill the vacancy created when the number of directors on the Board was changed to three.

Mr. Berman is the Vice President of PrepaYd, Inc. and the founder of PrepaYd Wireless.  In 2011, Mr. Berman performed the research and development for the prepaid Mobile Virtual Network Operator (MVNO) business model and created the PrepaYd Wireless business plan, negotiated contracts with Sprint, Emida and other key strategic vendors while executing the deployment of the company’s online and retail distribution plan.  He conceptualized the idea of launching PrepaYd Wireless and coined the name “PrepaYd” during his travels to Australia in 2010 after observing several retail stores selling both prepaid wireless and prepaid debit cards.

In 2008, Mr. Berman started his career with Bank Freedom in Customer Service and quickly became a project manager where he implemented several of the companies General Purpose Reloadable, Payroll, and its Business Expense Card.   He has created several of the company’s business plans, financial models, dispute and chargeback policies, fraud monitoring system, BSA/AML policies, and operations procedures.  Since 2009, Mr. Berman has been involved with adding new Payment Processors, Issuing Banks, Fulfillment Vendors, Cash Loading Networks, a Mobile Banking Application, and an SMS Mobile Payment product.  Mr. Berman currently oversees the development of the company’s Mobile Financial Services initiative and in deploying new features for the company’s Business Expense Card Program.

Mr. Berman attended the Richmond American International University in London and San Diego State University and in 2008 he earned a Bachelor’s Degree in Economics.

On February 3, 2012, Rick Galasieski resigned as an officer and director of PrepaYd, Inc.  Mr. Galasieski was provided a copy of this disclosure and afforded an opportunity to provide a letter to the Company agreeing with it, disagreeing with it, or commenting on it.  Mr. Galasieski has provided no such letter, and we will file any such letter via amendment hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prepaid Card Holdings, Inc.

(Registrant)

Dated: February 22, 2012

By:

\s\ Bruce A. Berman

Bruce A. Berman

Chief Executive Officer